Exhibit 99

ANADARKO ANNOUNCES 2011 CAPITAL PROGRAM AND GUIDANCE, AND REAFFIRMS FIVE-YEAR PLAN

HOUSTON, Feb. 24, 2011 – Anadarko Petroleum Corporation (NYSE: APC) today announced its 2011 capital program and guidance, and provided additional information on several operating areas.

“We’ve designed a portfolio that has produced record results in recent years, and generated significant momentum for continued performance in 2011 and well into the future,” said Jim Hackett, Anadarko Chairman and CEO. “In 2011, we expect to increase sales volumes to a range of 244 to 248 million BOE (barrels of oil equivalent), including a projected increase of about 10 percent in liquids volumes that deliver higher margins. Our 2011 capital spending is projected to be well within anticipated cash flows, based on today’s strip prices, and will enable us to accelerate our proved reserve additions with a reserve-replacement ratio of more than 150 percent. Achieving these objectives will keep us on course to meet the five-year targets we established in March 2010, which include surpassing 3 billion BOE of proved reserves by year-end 2014, and increasing sales volumes at a 7- to 9-percent five-year CAGR (compounded annual growth rate).”

Total 2011 capital expenditures are expected to be between $5.6 and $6.0 billion. This amount does not include expenditures by Western Gas Partners, LP (WES), a separate publicly traded entity controlled by Anadarko and consolidated in its financial statements. An approximate breakout of the 2011 capital program, by area and by type, is included below:

2011 CAPITAL PROGRAM

By Area		By Type

U.S. Onshore	55%	Near-Term Base	40%
International/Frontier	25%	Exploration	25%
Gulf of Mexico	10%	Mega Projects	15%
Midstream/Other	10%	Shales	10%
		Midstream/Other	10%

SHALES AND EMERGING U.S. ONSHORE GROWTH PLAYS

During 2010, Anadarko significantly increased drilling activity, expanded infrastructure and secured the necessary service agreements to facilitate rapid growth in the Eagleford and Marcellus shale plays. The company plans to allocate approximately 10 percent of its 2011 capital program toward these areas. This level of spending reflects the net benefit of our existing joint-venture agreement in the Marcellus and also assumes the near-term completion of a similar agreement in the Eagleford. During 2011, Anadarko plans to continue accelerating growth in the shale plays and, by the end of the year, expects shale production to account for approximately 10 percent of the company’s total daily sales volumes.

In the liquids-rich Eagleford Shale, Anadarko has increased the average estimated ultimate recoveries (EURs) of its existing wells to more than 450,000 BOE per well. Already among the largest producers in the Eagleford, Anadarko plans to accelerate the realization of value from these resources by doubling its 2010 drilling activity to more than 200 wells planned in 2011.

Anadarko also continues to enhance well performance in the Marcellus Shale, where EURs are trending toward the higher end of the company’s previous estimates of 4 to 6 billion cubic feet (Bcf) per well. Anadarko expects to operate 10 rigs in 2011 in the Marcellus and to participate in more than 250 wells during the year. The Marcellus will continue to be the only domestic dry natural gas field where the company will be actively drilling, due to the play’s proximity to premium natural gas markets that enhance the already robust economics.

Anadarko also will continue to invest capital in several other emerging U.S. onshore oil plays. These include the Bone Spring, Avalon Shale and Wolfcamp plays in the Permian Basin of West Texas, and the horizontal Niobrara play, primarily within the company’s Land Grant acreage in northeastern Colorado and southeastern Wyoming.

MEGA PROJECTS

Anadarko has allocated approximately 15 percent of its 2011 capital budget to the ongoing development of its sanctioned mega projects. Production at the Jubilee field offshore Ghana will continue to increase toward capacity of 120,000 gross barrels of oil per day during the year. Currently, the field is producing approximately 50,000 gross barrels of oil per day from four wells. Development activities are ongoing at the company’s two other sanctioned mega projects at Caesar/Tonga in the Gulf of Mexico and El Merk in Algeria, both of which are expected to achieve first oil in 2012.

EXPLORATION

Consistent with previous years, approximately 25 percent of the 2011 capital program is allocated to exploration. Approximately $1 billion is expected to be invested in drilling activities, with a focus on the company’s worldwide offshore and deepwater programs, which include approximately 25 exploration and/or appraisal wells this year. Africa will continue to be a primary focus area with 12 to 15 wells planned in West Africa, and another three to five wells planned in the Rovuma Basin offshore Mozambique.

“With 19 offshore discoveries in the last three years, and two already in 2011, our exploration program is a differentiating value enhancer for our shareholders,” added Hackett. “We continue to be among the most active and successful deepwater explorers in the world, and together with our U.S. onshore exploration activities, we expect to discover and de-risk approximately 500 million BOE of net resources as a result of our 2011 exploration program. In addition to finding new resources, we plan to continue advancing existing discoveries to development with very active appraisal programs in Mozambique, Ghana, Brazil, Sierra Leone and the Gulf of Mexico.”

2011 GUIDANCE

Additional details about the company’s 2011 guidance, along with updated hedging schedules, are provided in the tables attached to this news release.

CONFERENCE CALL TODAY AT 8 A.M. CST, 9 A.M. EST

Anadarko will host a conference call today, Feb. 24, at 8 a.m. Central Standard Time (9 a.m. Eastern Standard Time) to discuss its 2011 capital program and guidance, as well as to reaffirm its five-year objectives. The dial-in number is 888.680.0892 in the United States or 617.213.4858 for international calls. The confirmation number is 97996121. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast and slide presentation, please visit www.anadarko.com. A replay of the call will also be available on the Web site for approximately 30 days following the conference call.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2010, the company had approximately 2.42 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to meet financial and operating guidance; to meet the long-term goals identified in this news release; to execute the 2011 capital program; and to successfully drill, complete, test and produce the wells identified in this news release. See “Risk Factors” in the company’s 2010 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to U.S. Investors: Effective January 1, 2010, the United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Anadarko uses certain terms in this news release, such as “net resources,” and similar terms that the SEC’s guidelines strictly prohibit Anadarko from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in Anadarko’s Form 10-K for the year ended Dec. 31, 2010, File No. 001-08968, available from Anadarko at www.anadarko.com or by writing Anadarko at: Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attn: Investor Relations. You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s Web site at www.sec.gov.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Matt Carmichael, matt.carmichael@anadarko.com, 832.636.2845

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Dean Hennings, dean.hennings@anadarko.com, 832.636.2462

Anadarko Petroleum Corporation

Financial and Operating External Guidance

As of February 24, 2011

	1st Qtr Guidance			Total Year Guidance

	Units			Units
Total Sales (MMBOE)	60	-	62	244	-	248

Crude Oil (MBbl/d):	214	-	222	215	-	219

United States	127	-	130	127	-	129
Algeria	53	-	56	53	-	54
Other International	34	-	36	35	-	37

Natural Gas (MMcf/d):

United States	2,325	-	2,375	2,325	-	2,375

Natural Gas Liquids (MBbl/d):

United States	64	-	67	65	-	67

	$ / Unit			$ / Unit
Price Differentials vs NYMEX (w/o hedges)

Crude Oil ($/Bbl):	-	-	1.00	(1.00)	-	1.00

United States	(3.00)	-	(5.00)	(5.00)	-	(7.00)
Algeria	8.00	-	10.00	6.00	-	8.00
Other International	6.00	-	8.00	4.00	-	6.00

Natural Gas ($/Mcf):

United States	(0.15)	-	(0.30)	(0.20)	-	(0.40)

Anadarko Petroleum Corporation

Financial and Operating External Guidance

As of February 24, 2011

	1st Qtr Guidance			Total Year Guidance

	$ MM			$ MM
Other Revenues:
Marketing and Gathering Margin	50	-	80	175	-	225
Minerals and Other	25	-	35	95	-	120

Costs and Expenses:
	$ / Boe			$ / Boe
Oil & Gas Direct Operating	3.80	-	4.30	3.80	-	4.30
Oil & Gas Transportation/Other	3.50	-	3.75	3.50	-	3.75
Depreciation, Depletion and Amortization	15.50	-	16.00	15.50	-	16.00
Production Taxes (% of Revenue)	11.0%	-	12.0%	10.0%	-	12.0%

	$ MM			$ MM
General and Administrative	240	-	260	950	-	1,050
Exploration Expense
Non-Cash	175	-	225	700	-	800
Cash	70	-	90	300	-	350
Interest Expense (net)	210	-	230	850	-	875
Other (Income) Expense	-	-	20	-	-	80

Tax Rate

Algeria (All Current)	60%	-	65%	60%	-	65%
Rest of Company (All Deferred)	35%	-	45%	35%	-	45%

Avg. Shares Outstanding (MM)

Basic	495	-	497	496	-	498
Diluted	496	-	498	497	-	499

	$ MM			$ MM
Capital Investment*:

Capital Expenditures	1,325	-	1,465	5,470	-	5,860
Capitalized Interest	25	-	35	130	-	140

* Excludes WES

Anadarko Petroleum Corporation

Commodity Hedge Positions (Excluding Natural Gas Basis)

As of February 24, 2011

	Volume (thousand MMBtu/d)	Weighted Average Price per MMBtu
		Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Three-Way Collars
2011	480	$5.00	$6.50	$8.29
2012	500	$5.00	$6.50	$9.03

Fixed Price - Financial
2011	90	$6.17

	Volume (thousand MBbls/d)	Weighted Average Price per barrel
		Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Three-Way Collars
2011	126	$64.29	$79.29	$99.95
2012	2	$35.00	$50.00	$92.50

Interest Rate Derivatives

As of February 24, 2011

Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received
Swap	$750 Million	Oct-2011	Oct-2021	4.72%	3M LIBOR
Swap	$1,250 Million	Oct-2011	Oct-2041	4.83%	3M LIBOR
Swap	$250 Million	Oct-2012	Oct-2022	4.91%	3M LIBOR
Swap	$750 Million	Oct-2012	Oct-2042	4.80%	3M LIBOR